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                                                                     Exhibit 5


                                     [Logo]

                                 August 20, 1999



Citadel Communications Corporation
City Center West
7201 West Lake Mead Boulevard
Suite 400
Las Vegas, Nevada 89128

Eckert Seamans Cherin & Mellott, LLC
600 Grant Street
44th Floor
Pittsburgh, Pennsylvania 15219

         Re: Registration of 973,224 Additional Shares of Common Stock of Citadel Communications Corporation (the "Company") for Issuance Pursuant to the Exercise of Options Granted or to be Granted under the Company's 1996 Equity Incentive Plan (the "Plan")

Ladies and Gentlemen:

          We are acting as special Nevada counsel for the Company in connection with the registration by the Company under the Securities Act of 1933, as amended, of 973,224 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), for issuance upon the exercise of options granted or to be granted under the Plan, on a Registration Statement on Form S-8 (the "Registration Statement").

          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The Law covered by the Opinions expressed herein is limited to the State of Nevada.


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          We have examined originals or copies of each of the documents listed below:

          1. Certificate of Corporate Existence of the Company certified by the Nevada Secretary of State dated August 2, 1999;

          2. The Eighth Amended and Restated Articles of Incorporation of the Company certified by Nevada's Secretary of State as of August 2, 1999 ("Articles");

          3. The Amended and Restated Bylaws of the Company, dated June 26, 1998, certified by the Company's Secretary as of the date hereof; and

          4. Resolutions of the Company's board of directors dated May 24, 1999, June 11, 1999, and June 25, 1999.

          We have examined originals or copies of such other corporate records and certificates of corporate officers and public officials as we have deemed necessary or advisable for purposes of this Opinion Letter. We have relied upon the certificates of all public officials and corporate officers, including, but not limited to, the certificate of the Company's Secretary, attached hereto as Exhibit A, with respect to the accuracy of all factual matters contained therein.

          We have assumed that any option agreement between the Company and a recipient of any option granted under the Plan is valid, binding and enforceable under the laws of the jurisdiction governing any such agreement.

          Based upon the foregoing, and subject to the following, it is our opinion that:

          1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

          2. The Common Stock, when issued, delivered and paid for as contemplated by the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We express no opinion concerning any securities law or rule. This Opinion Letter is intended solely for use in connection with the registration of the Common Stock as described in the Registration Statement, and it may not be relied upon for any other purpose, or reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ LIONEL SAWYER & COLLINS

                                                     LIONEL SAWYER & COLLINS
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                                   Exhibit A

                       CITADEL COMMUNICATIONS CORPORATION

                             SECRETARY'S CERTIFICATE


         The undersigned, Donna L. Heffner, Secretary of Citadel Communications Corporation, a Nevada corporation (the "Company"), does hereby certify as of the date hereof as follows:

         1. I am the duly elected and presently acting Secretary of the Company and as such have had access to the corporate records of the Company and am familiar with the matters therein contained and herein certified.

         2. Attached hereto as Exhibit 1 is a copy of the Company's Eighth Amended and Restated Articles of Incorporation, certified by Nevada's Secretary of State as of August 2, 1999. Such articles have not been amended, modified, annulled or revoked and are in full force and effect.

         3. Attached hereto as Exhibit 2 is a copy of the Company's bylaws, dated June 26, 1998. Such bylaws have not been amended, modified, annulled or revoked and are in full force and effect.

         4. Attached hereto as Exhibit 3 are resolutions of the Company's Board of Directors dated May 24, 1999, June 11, 1999, and June 25, 1999. Except as set forth therein, such resolutions, as they relate to the Citadel Communications Corporation 1996 Equity Incentive Plan (the "Plan") have not been amended, modified, annulled or revoked and are in full force and effect.

         5. On July 27, 1999, stockholders holding a majority of the shares of the Company's capital stock entitled to vote on an amendment to the Plan present in person or by proxy at a meeting of the Company's stockholders at which a quorum was present, approved an amendment to the Plan, increasing the number of shares of Common Stock available for issuance thereunder (or which may be used to provide a basis for measurement of an award under the Plan) to 2,400,585 shares. Such approval has not been amended, modified, annulled or revoked and remains in full force and effect.

         6. The number of shares of the Company's common stock either outstanding or otherwise reserved does not exceed 37,000,000.

         In witness whereof, I have hereunto set my hand this 20th day of August, 1999.


                                    /s/ Donna L. Heffner
                                    ---------------------------------
                                    Donna L. Heffner
                                    Secretary


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                                    EXHIBIT 1

                            ARTICLES OF INCORPORATION

               [DELETED BUT ON FILE WITH LIONEL SAWYER & COLLINS]


                                    EXHIBIT 2

                                     BYLAWS

               [DELETED BUT ON FILE WITH LIONEL SAWYER & COLLINS]


                                    EXHIBIT 3

                                BOARD RESOLUTIONS

               [DELETED BUT ON FILE WITH LIONEL SAWYER & COLLINS]